EXHIBIT 5

545 Washington Boulevard
Jersey City, NJ 07310-1686
www.verisk.com

Kenneth E. Thompson
Senior Vice President, General Counsel,
and Corporate Secretary
t 201.469.2975
f 201.748.1429
kenneth.thompson@verisk.com

April 6, 2010

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Verisk Analytics, Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the filing of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 40,477,971 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.001 per share, deliverable pursuant to the Verisk Analytics, Inc. 2009 Equity Incentive Plan and the Insurance Services Office, Inc. 1996 Incentive Plan (together with the Verisk Analytics, Inc. 2009 Equity Incentive Plan, the “Plans”).

I have examined such documents and such matters of fact and law as I have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kenneth E. Thompson

Kenneth E. Thompson, Esq. Senior Vice President, General Counsel and Corporate Secretary